99.1

Contacts:       Edward J. Fletcher

Sr. VP, Finance

(203) 428-3000

                                -or-

Jeannette Whiting

LaForce & Stevens

(212) 242-9353

i3 MOBILE CEASES OPERATION OF ITS PRONTO SERVICE

PURSUES POTENTIAL STRATEGIC TRANSACTION

Effects Cost Savings Measures

CEO John Lack Leaves to Pursue Other Interests

STAMFORD, Conn., March 25, 2003 – i3 Mobile, Inc. (NASDAQ: IIIM), the creator of Pronto and a provider of premium wireless content and services, today announced that in order to facilitate the negotiation of a potential strategic transaction, it has terminated operation of its Pronto service and taken other cost saving measures to preserve its cash resources and to maximize shareholder value.

On October 31, 2002 the Company announced it had retained the investment-banking firm of Kaufman Bros., L.P. to assist the Board of Directors in exploring a full range of options to enhance shareholder value, including through a potential strategic alliance, joint venture, merger or acquisition, or possible sale of the Company. The Company has now entered preliminary discussions for a merger transaction that if consummated would result in a change of control of the Company. Any such transaction is expected to be subject to approval by the Company’s shareholders. The Company has not yet entered into any letter of intent or any definitive or binding agreement for such a transaction, and there can be no assurance the Company will be able to enter into such an agreement, or to do so on terms favorable to the Company’s shareholders. If an agreement is not reached, the Company will pursue other alternatives, which may include a transaction with a different party, or the liquidation of its assets.

The Company’s decision to terminate the Pronto service was accompanied by additional cost saving measures, including a decision to substantially reduce its workforce, suspend most of its research and development efforts at its Texas facility, continue the ongoing efforts to resolve its contractual obligations and pursue other cost saving measures relating to the cessation of the offering of the Pronto service.

The Company also announced that, in light of its new direction, that John A. Lack, the Company’s President and Chief Executive Officer, has left Company to pursue other interests. J. William Grimes, Chairman of the Board, will assume the additional responsibilities of President and Chief Executive Officer on an interim basis.

Mr. Grimes stated that, “First and foremost, I would like to thank John and all of the employees who have contributed to help create this unique and complex product. Additionally, we are optimistic about the opportunities presented by the potential transaction currently under discussion, but we recognize the hurdles associated with bringing it to closure. We continue to believe that there will be a demand for premium content services for wireless consumers similar to those offered through Pronto, and are encouraged that a strategic transaction, such as the one we are currently pursuing, may, in the future, assist us in relaunching the Pronto platform and leveraging the assets and technology we developed.”

About i3 Mobile

Since 1991, Stamford, CT.-based i3 Mobile has pioneered the concept of extending premium products and services to wireless users. In Spring 2002, the Company nationally rolled out Pronto, a premium mobile subscription information and communication service for telephones. For information about i3 Mobile visit www.i3mobile.com.

1.	i3 Mobile Safe Harbor Disclaimer

This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect i3 Mobile’s actual results in the short term include the ability to locate a suitable strategic investment partner, acquisition candidate or other investment opportunity, and i3 Mobile’s ability to manage its limited cash resources until it is able to do so. Although i3 Mobile’s management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will in fact prove to be correct or that actual results will be different from the expectations expressed herein. A more detailed description of certain factors that could affect actual results are those discussed in i3 Mobile’s Annual Report on Form 10-K and its quarterly reports on Forms 10-Q. i3 Mobile undertakes no obligation to update publicly any forward-looking statements or reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.